Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127277, 333-134136, 333-142223, 333-149572, 333-157549 and 333-164992 on Form S-8 of our reports dated February 24, 2011, relating to the consolidated financial statements of Advanced Analogic Technologies Incorporated and subsidiaries, and the effectiveness of Advanced Analogic Technologies Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Advanced Analogic Technologies Incorporated for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 24, 2011